Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2022 Results

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Reported First Quarter 2022 Operating Income of $9.7 million and Net Income of $5.0 million compared to an Operating Loss of $0.9 million and a Net Loss of $4.0 million for the First Quarter 2021
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Generated First Quarter 2022 Adjusted EBITDA of $32.0 million and Distributable Cash Flow of $24.2 million compared to First Quarter 2021 Adjusted EBITDA of $20.7 million and Distributable Cash Flow of $15.8 million
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Reported First Quarter 2022 Gross Profit for the Wholesale Segment of $46.9 million compared to $34.9 million of Gross Profit for the First Quarter 2021
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Distributed 320.2 million wholesale fuel gallons during the First Quarter 2022 at an average wholesale fuel margin per gallon of 10.2 cents compared to 291.8 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 7.3 cents during the First Quarter 2021, an increase of 10% in gallons distributed and an increase of 40% in margin per gallon
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Reported First Quarter 2022 Gross Profit for the Retail Segment of $32.7 million compared to $19.7 million of Gross Profit for the First Quarter 2021
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Retail Segment sold 116.0 million retail fuel gallons during the First Quarter 2022, including 39.2 million same store retail fuel gallons, a 4% increase compared to 37.5 million same store retail fuel gallons sold during the First Quarter 2021
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The Distribution Coverage Ratio was 1.22 times for the three months ended March 31, 2022 and 1.39 times for the trailing twelve months ended March 31, 2022
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The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2022

Allentown, PA May 9, 2022 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2022.

“CrossAmerica had it strongest first quarter in history in terms of overall EBITDA and Distributable Cash Flow," said Charles Nifong, President and CEO of CrossAmerica. “From the Omicron surge in January to the extreme oil market pricing and volatility pressures in the latter half of the quarter, it was a challenging operational environment. Our first quarter results reflect our success in navigating this difficult period and reflect the underlying strength of our portfolio.”

First Quarter Results

Consolidated Results

Key Operating Metrics	Q1 2022	Q1 2021
Operating Income	$9.7M	($0.9)M
Adjusted EBITDA	$32.0M	$20.7M
Distributable Cash Flow	$24.2M	$15.8M
Distribution Coverage Ratio – Current Quarter	1.22x	0.79x
Distribution Coverage Ratio - TTM ended 3/31/22	1.39x	1.23x

CrossAmerica reported Operating Income of $9.7 million and Net Income of $5.0 million or earnings of $0.13 per diluted common unit for the first quarter 2022 compared to an Operating Loss of $0.9 million and a Net Loss of $4.0 million or $0.10 per common unit during the same period of 2021. During the first quarter 2022, Adjusted EBITDA and Distributable Cash Flow increased by more than 50% each as compared to the first quarter 2021. Each metric, as well as the Distribution Coverage Ratio, benefited from the overall performance in both the wholesale and retail segments, as well as the growth of the organization as a result of the acquisition of assets from 7-Eleven during the second half of 2021.

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

Key Operating Metrics	Q1 2022	Q1 2021
Wholesale segment gross profit	$46.9M	$34.9M
Wholesale motor fuel gallons distributed	320.2M	291.8M
Average wholesale gross profit per gallon	$0.102	$0.073

During the first quarter 2022, CrossAmerica’s wholesale segment gross profit increased 35% compared to the first quarter 2021. This was driven by an increase in motor fuel gross profit resulting from a 10% increase in fuel volume distributed and a 40% increase in fuel margin per gallon. The main driver of the volume increase was the acquisition of assets from 7-Eleven. The Partnership’s wholesale fuel margin benefited from its ongoing strategic initiatives, increased volume to CrossAmerica’s company operated retail sites and higher terms discount as a result of the higher crude prices during the quarter.

Retail Segment

Key Operating Metrics	Q1 2022	Q1 2021
Retail segment gross profit	$32.7M	$19.7M
Retail motor fuel gallons distributed	116.0M	78.2M
Same store retail motor fuel gallons distributed	39.2M	37.5M
Motor fuel gross profit	$10.5M	$5.4M
Same store merchandise sales excluding cigs.	$23.1M	$23.0M
Merchandise gross profit	$16.7M	$10.4M
Merchandise gross profit percentage	26.8%	27.4%

For the first quarter 2022, the retail segment generated a 66% increase in gross profit compared to the first quarter 2021 due to increased retail fuel gallons sold, higher fuel margins and higher merchandise gross profit.

The retail segment sold 116.0 million of retail fuel gallons during the first quarter 2022, a 48% increase over first quarter 2021. This increased volume resulted from the increase in company operated sites as a result of the acquisition of assets from 7-Eleven. Same store fuel volume for the first quarter 2022 increased to 39.2 million gallons from 37.5 million gallons during the first quarter 2021, an increase of 4%. Additionally, the retail segment generated higher fuel margins for the three months ended March 31, 2022, as compared to the same period in 2021 due to the segment having a higher proportion of company operated retail locations as compared to commission agent locations than during the first quarter 2021.

CrossAmerica’s merchandise gross profit and other revenue increased due to the increase in company operated sites driven by the acquisition of assets from 7-Eleven. Merchandise gross profit percentage declined slightly from 27.4% to 26.8% with same store merchandise sales excluding cigarettes increasing 1% for the first quarter 2022 when compared to the first quarter 2021.

Divestment and Acquisition Activity

In February 2022, CrossAmerica closed on the final three properties related to its acquisition of assets from 7-Eleven for a purchase price of $3.6 million (including inventory and working capital), of which $1.8 million will be paid on or prior to February 8, 2027.

During the first three months of 2022, CrossAmerica sold four properties for $1.5 million in proceeds, resulting in a net gain of $0.3 million.

Liquidity and Capital Resources

As of March 31, 2022, CrossAmerica had $630.0 million outstanding under its CAPL Credit Facility and $163.6 million outstanding under its JKM Credit Facility. As of May 5, 2022, after taking into consideration debt covenant restrictions, approximately $133.5 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, which excludes any pro forma EBITDA from CrossAmerica’s recent acquisition, was 4.6 times as of March 31, 2022, compared to 5.1 times as of December 31, 2021. As of March 31, 2022, CrossAmerica was in compliance with its financial covenants under the credit facilities.

Preferred Membership Interests

As previously announced, on March 29, 2022, CAPL JKM Holdings LLC, an indirect wholly-owned subsidiary of CrossAmerica and sole member of CAPL JKM Partners, issued and sold $25 million of Cumulative Preferred Membership Interests. The preferred interests were issued and sold to entities affiliated with Joseph V. Topper, Jr., who indirectly controls and is the Chairman of the board of directors of CrossAmerica GP LLC, the general partner of the Partnership, and to John B. Reilly, III, the Vice Chairman of the board of directors of CrossAmerica GP LLC. The Cumulative Preferred Membership Interests are

entitled to a 9.0% cumulative preferred return and are exchangeable, subject to certain terms and conditions, for common units of CrossAmerica, at an exchange price of $23.74 per common unit (or into cash, if the holder so elects). The net proceeds from the preferred interest issuance were used to prepay a portion of the outstanding borrowings under the Term Loan Credit Facility of the Partnership's subsidiary, CAPL JKM Partners LLC.

The issuance and sale of the Cumulative Preferred Membership Interests were approved by the Board of Directors of CrossAmerica’s General Partner, following the approval by, and recommendation of, its independent Conflicts Committee.

Further details regarding the Preferred Membership Interests are provided in the Partnership’s First Quarter 2022 Form 10-Q filing.

Distributions

On April 21, 2022, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter 2022. As previously announced, the distribution will be paid on May 11, 2022 to all unitholders of record as of May 3, 2022. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on May 10, 2022 at 9:00 a.m. Eastern Time to discuss first quarter 2022 earnings results. The conference call numbers are 866-374-5140 or 404-400-0571 and the passcode for both is 38939402#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$11,149	$7,648
Accounts receivable, net of allowances of $499 and $458, respectively	34,392	33,331
Accounts receivable from related parties	951	1,149
Inventory	52,681	46,100
Assets held for sale	4,175	4,907
Other current assets	19,631	13,180
Total current assets	122,979	106,315
Property and equipment, net	757,232	755,454
Right-of-use assets, net	165,605	169,333
Intangible assets, net	105,506	114,187
Goodwill	99,409	100,464
Other assets	30,055	24,389
Total assets	$1,280,786	$1,270,142

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,774	$10,939
Current portion of operating lease obligations	34,793	34,832
Accounts payable	80,010	67,173
Accounts payable to related parties	7,915	7,679
Accrued expenses and other current liabilities	20,967	20,682
Motor fuel and sales taxes payable	22,197	22,585
Total current liabilities	168,656	163,890
Debt and finance lease obligations, less current portion	799,034	810,635
Operating lease obligations, less current portion	136,481	140,149
Deferred tax liabilities, net	10,296	12,341
Asset retirement obligations	45,877	45,366
Other long-term liabilities	45,633	41,203
Total liabilities	1,205,977	1,213,584

Commitments and contingencies

Preferred membership interests	24,500	—

Equity:
Common units—37,912,710 and 37,896,556 units issued and outstanding at March 31, 2022 and December 31, 2021, respectively	38,960	53,528
Accumulated other comprehensive income	11,349	3,030
Total equity	50,309	56,558
Total liabilities and equity	$1,280,786	$1,270,142

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended March 31,
	2022	2021
Operating revenues (a)	$1,093,211	$657,284
Costs of sales (b)	1,014,381	602,416
Gross profit	78,830	54,868

Operating expenses:
Operating expenses (c)	42,109	29,403
General and administrative expenses	6,483	7,650
Depreciation, amortization and accretion expense	20,275	18,031
Total operating expenses	68,867	55,084
Loss on dispositions and lease terminations, net	(244)	(648)
Operating income (loss)	9,719	(864)
Other income, net	130	88
Interest expense	(6,661)	(3,497)
Income (loss) before income taxes	3,188	(4,273)
Income tax benefit	(1,859)	(306)
Net income (loss) available to limited partners	$5,047	$(3,967)

Basic and diluted earnings per common unit	$0.13	$(0.10)

Weighted-average limited partner units:
Basic common units	37,900,146	37,869,259
Diluted common units	37,959,441	37,891,130

Supplemental information:
(a) includes excise taxes of:	$66,858	$43,705
(a) includes rent income of:	20,627	20,472
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,841	5,913
(c) includes rent expense of:	3,708	3,196

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$5,047	$(3,967)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	20,275	18,031
Amortization of deferred financing costs	680	260
Credit loss expense	45	31
Deferred income tax benefit	(2,045)	(590)
Equity-based employee and director compensation expense	732	368
Loss on dispositions and lease terminations, net	244	648
Changes in operating assets and liabilities, net of acquisitions	3,410	2,887
Net cash provided by operating activities	28,388	17,668

Cash flows from investing activities:
Principal payments received on notes receivable	33	47
Proceeds from sale of assets	1,460	931
Capital expenditures	(8,934)	(10,621)
Cash paid in connection with acquisitions, net of cash acquired	(1,885)	—
Net cash used in investing activities	(9,326)	(9,643)

Cash flows from financing activities:
Borrowings under revolving credit facilities	30,600	34,500
Repayments on revolving credit facilities	(26,575)	(21,539)
Borrowings under the Term Loan Facility	1,120	—
Repayments on the Term Loan Facility	(24,600)	—
Net proceeds from issuance of preferred membership interests	24,500	—
Payments of finance lease obligations	(658)	(633)
Payments of deferred financing costs	(6)	—
Distributions paid on distribution equivalent rights	(46)	(31)
Distributions paid on common units	(19,896)	(19,881)
Net cash used in financing activities	(15,561)	(7,584)
Net increase in cash and cash equivalents	3,501	441

Cash and cash equivalents at beginning of period	7,648	513
Cash and cash equivalents at end of period	$11,149	$954

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2022	2021
Gross profit:
Motor fuel–third party	$16,185	$15,523
Motor fuel–intersegment and related party	16,619	5,729
Motor fuel gross profit	32,804	21,252
Rent gross profit	12,339	12,493
Other revenues	1,786	1,134
Total gross profit	46,929	34,879
Operating expenses	(10,072)	(9,974)
Operating income	$36,857	$24,905
Motor fuel distribution sites (end of period): (a)
Motor fuel–third party
Independent dealers (b)	656	683
Lessee dealers (c)	642	648
Total motor fuel distribution–third party sites	1,298	1,331
Motor fuel–intersegment and related party
Commission agents (Retail segment) (c)	201	205
Company operated retail sites (Retail segment) (d)	255	151
Total motor fuel distribution–intersegment and related party sites	456	356
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,302	1,338
Motor fuel-intersegment and related party distribution	453	356
Total motor fuel distribution sites	1,755	1,694
Volume of gallons distributed
Third party	203,915	213,708
Intersegment and related party	116,329	78,072
Total volume of gallons distributed	320,244	291,780

Wholesale margin per gallon	$0.102	$0.073

(a) In addition, as of March 31, 2022 and 2021, respectively, CrossAmerica distributed motor fuel to 15 and 13 sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the sites from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(c) The decreases in the lessee dealer and commission agent site counts were primarily attributable to the real estate rationalization effort.

(d) The increase in the company operated site count was primarily attributable to the 106 company operated sites from the acquisition of assets from 7-Eleven.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended March 31,
	2022	2021
Gross profit:
Motor fuel	$10,496	$5,433
Merchandise	16,682	10,364
Rent	2,447	2,066
Other revenue	3,088	1,859
Total gross profit	32,713	19,722
Operating expenses	(32,037)	(19,429)
Operating income	$676	$293

Retail sites (end of period):
Commission agents (a)	201	205
Company operated retail sites (b)	255	151
Total system sites at the end of the period	456	356

Total system operating statistics:
Average retail fuel sites during the period	454	356
Volume of gallons sold	116,040	78,235

Commission agents statistics:
Average retail fuel sites during the period	200	205

Company operated retail site statistics:
Average retail fuel sites during the period	254	151
Same store fuel volume (c)	39,182	37,499
Same store merchandise sales (c)	$34,447	$35,579
Same store merchandise sales excluding cigarettes (c)	$23,081	$22,953
Merchandise gross profit percentage	26.8%	27.4%

(a) The decrease in the commission site count was primarily attributable to the real estate rationalization effort.

(b) The increase in the company operated site count was primarily attributable to the 106 company operated sites from the acquisition of assets from 7-Eleven.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales includes store and cigarette sales and excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to CrossAmerica before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2022	2021
Net income (loss) available to limited partners	$5,047	$(3,967)
Interest expense	6,661	3,497
Income tax benefit	(1,859)	(306)
Depreciation, amortization and accretion expense	20,275	18,031
EBITDA	30,124	17,255
Equity-based employee and director compensation expense	732	368
Loss on dispositions and lease terminations, net	244	648
Acquisition-related costs (a)	868	2,394
Adjusted EBITDA	31,968	20,665
Cash interest expense	(5,981)	(3,236)
Sustaining capital expenditures (b)	(1,554)	(1,392)
Current income tax expense	(185)	(284)
Distributable Cash Flow	$24,248	$15,753
Distributions paid	19,896	19,881
Distribution Coverage Ratio	1.22x	0.79x

(a) Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(b) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately

1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.